Exhibit 10.1

DATED: November 5, 2009

SALE OF RESEARCH FILE

RELATING TO THE PROJECT “ENIGMA”

(1) ODYSSEY MARINE EXPLORATION INC.

(2) CHARLESWORTH MARINE LIMITED

This Agreement is made on the 5th day of November 2009

between:

(1)	Odyssey Marine Exploration Inc. (“Odyssey”), a company incorporated in the State of Nevada, USA, with company file number C18418-97, whose registered address is 5215 W Laurel Street, Tampa, Florida, USA 33607 and

(2)	Charlesworth Marine Limited (“Charlesworth”), a company incorporated in Guernsey with company number 47265, whose registered address is at Frenchay House, 31-33 Hauteville, St Peter Port, Guernsey GY1 1DJ.

Whereas:

a.	Charlesworth, through Global Marine Search Ltd ("Global") is about to contract (“the Search Contract”) with OVH Inc. (“OVH”) to undertake the search for the wreck code-named Enigma (the “Enigma Wreck”);

b.	Odyssey has developed a comprehensive research file on the Enigma Wreck (the “Research File” – see Definitions below);

c.	Odyssey wishes to sell and Charlesworth wishes to buy the Confidential Information (See Definitions below) on the terms and conditions set out below; and

d.	Charlesworth intends, following its acquisition of the Confidential Information from Odyssey, to use it for the Enigma Wreck search project in conjunction with OVH.

Definitions:

(i)	The Research File is defined as:

All the historical information compiled by Odyssey relating to the vessel code-named Enigma, which has been confidentially identified to Charlesworth by Odyssey in a letter separate from this Agreement.

The Research File includes the following information:

1. Name of Vessel with particulars of the voyage

2. Historical significance of the Vessel and context of the sinking

3. Description of cargo estimated to be on the Vessel

4. Analysis of survey area

5. Summary of Research Documentation

(ii)	Confidential Information means the Research File together with all the additional information provided and made available by Odyssey to Charlesworth in hard copy or soft copy or otherwise relating to the whereabouts of the Enigma Wreck; as well as data regarding the partially completed search area including unexamined potential targets;

(iii)	Search shall mean the initial search for the Enigma Wreck, to be undertaken by Charlesworth under the Search Contract in conjunction with Global Marine Search Limited which will charter the search vessel from OVH to Charlesworth. The Search is expected to start during October 2009 and to take no more than six months.

It is hereby agreed between the Parties as follows:

1.	Sale Consideration and Terms

1.1	Odyssey hereby sells the Confidential Information and the exclusive right to its use to Charlesworth in consideration of the payment by Charlesworth to Odyssey in the sum of £6,500,000 (six million, five hundred thousand pounds sterling), payable as to:

(i) £485,000, by wire transfer on the execution of this Agreement;

(ii) The balance of £ 6,015,000 (six million, and fifteen thousand pounds) shall be paid to Odyssey at the rate of 40.44% of the Net Proceeds, if any, of the sale or other realisation of the Enigma Cargo and Artefacts, pari passu with payments made from Net Proceeds in accordance with the search contract for the Enigma project executed in conjunction with this Agreement, until paid in full.

The Net Proceeds is the amount received from sales less payment for the actual recovery and subsequent storage, security, cleaning, cataloguing, other marketing and sale costs and other associated costs (the “Recovery Costs”). The Recovery Costs will be recouped by the party that paid them from 100% of the first proceeds arising from the sale or other realisation of the Enigma Cargo and Artefacts.

(iii) After payment in full of the amount stated in 1.1(i) and (ii), Odyssey shall receive 15% of Net Proceeds of the sale or other realisation of the Enigma Cargo and Artefacts for as long as there are proceeds from the Enigma project.

1.2	Charlesworth hereby grants to Odyssey, a pre-emption right over the Confidential Information, giving Odyssey the preferential right to repurchase the Confidential Information at a price equal to any offer of purchase from an independent party acting at arms’ length.

1.3	Charlesworth undertakes to commence the Search within a period of 6 months from the date of this Agreement. In the event that this does not take place within the period of one year from the date of this Agreement, Charlesworth shall be deemed to have failed in its undertaking (see 1.4 below). In the event that the Search is undertaken and proves unsuccessful, i.e., the wreck is not found, Charlesworth agrees that it will organise and undertake a further search for the Enigma Wreck within six months of the date on which the previous Search terminates. If such search proves unsuccessful, Charlesworth agrees to organise yet another search for the Enigma Wreck within six months of the termination of that search and so on. At any time that Charlesworth has failed to conduct a Search under this Agreement for a period of six months from the termination of the last Search, and the Enigma Wreck has not been found, Charlesworth will be deemed to have failed in its undertaking.

1.4	In the event that Charlesworth fails in this undertaking, Charlesworth agrees to return forthwith the Confidential Information, together with any copies thereof, to Odyssey on the date on which Charlesworth will have failed in its undertaking and will not require any payment from Odyssey for return of the Confidential Information. In the event that the Enigma Wreck is found, whether or not it is deemed commercial to recover, Charlesworth shall retain all rights to the Confidential Information.

In the event that the Confidential Information is returned to Odyssey, other than by the failure of Charlesworth to undertake any Search, Odyssey agrees that it will not, directly or indirectly undertake, participate in or organise any further Search for the Enigma for a period of 5 years. In the event Charlesworth fails in its undertaking, Charlesworth and any entity to which the Confidential Information is transferred in accordance with this Agreement, agrees that it will not, directly or indirectly undertake, participate in or organise any further Search for the Enigma for a period of 5 years.

2	Limitations on Sale

2.1	Charlesworth may not further sell the Research File or any of the Confidential Information to a third party without the written consent of Odyssey. Charlesworth may sell the Confidential Information to Enigma Research Limited (“ERL”) provided that ERL, Nimrod and the Partnership (see below) shall be bound with Charlesworth by all the provisions of this Agreement. It is further agreed that ERL may then contribute the Confidential Information to the Enigma Marine Search LLP (“the Partnership”), a partnership between ERL and Nimrod Marine Limited (“Nimrod”), as capital, provided that this is to enable the Partnership to contract with Charlesworth to undertake the search for the Enigma Wreck.

2.2	In the event of a sale by Charlesworth to ERL or any other party, Charlesworth shall retain a pre-emption right over the Confidential Information on the same terms as provided in clause 1.2 and 1.3 above and it hereby undertakes to exercise such pre-emption right in a timely way at the request of Odyssey who thereby remains bound to exercise their pre-emption right provided in clause 1.2 above at the same price as is payable under the Charlesworth pre-emption right. In the event that such pre-emption right is exercised, the amount in 1.1(ii) shall become immediately payable to Odyssey.

2.3	In the event of a sale by Charlesworth, the purchaser, and any subsequent purchaser, shall be bound by the terms of this agreement and assume all the rights and obligations of Charlesworth contained herein, including the provisions of clause 1.3 above.

3.	Warranties, Indemnities and Covenants

3.1	Odyssey warrants that it is the exclusive owner of the Confidential Information (except for that which is in the public domain) and has the right and authority to enter into this agreement.

3.2	Odyssey covenants with Charlesworth that it will not use the Confidential Information or any part thereof during the currency of this agreement for the purpose of assisting another party, other than Charlesworth or, OVH or any assignee of OVH. Charlesworth shall procure that no assignment shall be made in relation to the search for the Enigma Wreck without the prior written consent of Odyssey in the search for the Enigma Wreck referred to in “Whereas” clause a above other than as referenced in clause 2.1 above. Such consent shall not be unreasonably withheld.

3.3	Odyssey agrees that, in the event that it should use the Confidential Information, or any part thereof, for purposes referred to in clause 4.2 above, which result in the discovery and recovery of the Enigma Wreck and its cargo, it will secure and deliver to Charlesworth 50% of the net profits arising from such recovery, in full and final satisfaction of any and all claims against Odyssey under this or any related Agreements.

4.	Confidentiality

4.1	Until such time as the wreck has been salvaged and all debts repaid under the Enigma agreements, Charlesworth agrees:

4.1.1	to treat the Confidential Information as strictly private and confidential and agrees to take all reasonable precautions to maintain the status as such;

4.1.2	not to disclose or make available any part of the Confidential Information to any third party without the written consent of Odyssey other than by ERL or Nimrod through the provision of the Information Memoranda prepared by ERL and Nimrod to interested investors; and

4.1.3	not to make commercial use of the Confidential information other than in conjunction with Odyssey.

5.	Counterparts

5.1	This Agreement may be executed in separate counterparts by the Parties, and each counterpart shall when executed and delivered be an original document, but all counterparts shall together constitute one and the same instrument.

5.2	The Sale contemplated by this Agreement shall occur at such time as this document is executed by the respective parties and the amount specified in 1.1(i) due on contract is disbursed to Odyssey. Odyssey shall ship the Research File to Charlesworth by Federal Express delivery within two business days thereafter

6.	Governing Law

6.1	This agreement and all matters arising therefrom shall be governed by and construed in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the English courts.

Signed by the Parties this day and year first above written:

Signed by:

)
On behalf of Odyssey	)	/s/ Greg Stemm
Marine Exploration Inc	)	Greg Stemm - CFO

Signed by:

)
On behalf of Charlesworth	)	/s/ N. Harris
Marine Limited	)	N. Harris - Director